Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of U.S. Xpress Enterprises, Inc. of our report dated March 21, 2018 relating to the financial statements of U.S. Xpress Enterprises, Inc., which appears in this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Birmingham, Alabama
May 7, 2018